Crawford & Company®
1001 Summit Blvd
Atlanta, GA 30319

FOR IMMEDIATE RELEASE
CRAWFORD & COMPANY REPORTS 2017 FIRST QUARTER RESULTS
COMPANY REAFFIRMS 2017 GUIDANCE AND ANNOUNCES COST REDUCTION PLAN

ATLANTA, (May 8, 2017) -- Crawford & Company (www.crawfordandcompany.com) (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the first quarter ended March 31, 2017.

The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75% of CRD-A, voting as a class.

Consolidated Results
First Quarter 2017 Summary

•	Revenues before reimbursements of $267.3 million, compared with $277.2 million for the 2016 period

•	Revenues on a constant dollar basis, a non GAAP financial measure, of $273.3 million for the 2017 period after adjusting for $6.0 million in foreign exchange rate changes

•	Net income attributable to shareholders of $7.7 million compared to $8.6 million in the same period last year

•	Diluted earnings per share of $0.14 for CRD-A and $0.12 for CRD-B, compared with $0.16 for CRD-A and $0.14 for CRD-B in the prior year quarter

•
Diluted earnings per share of $0.15 for CRD-A and $0.13 for CRD-B on a non-GAAP basis in the 2017 quarter, before restructuring and special charges, compared to $0.19 for CRD-A and $0.17 for CRD-B in the prior year quarter

•	Consolidated operating earnings, a non-GAAP financial measure, were $18.3 million or 6.8% of revenues in the 2017 first quarter, compared with $21.7 million or 7.8% of revenues in the 2016 period

•	Consolidated adjusted EBITDA, a non-GAAP financial measure, was $26.6 million or 10.0% of revenues in the 2017 first quarter, compared with $30.1 million or 10.9% of revenues in the 2016 period

Mr. Harsha V. Agadi,  president and chief executive officer of Crawford & Company, stated, “When I assumed the role of chief executive officer, I was motivated by the incredible opportunities that I saw ahead for Crawford. This company has unparalleled global reach, strong client relationships, and a product suite that our customers rely upon. I also saw that Crawford’s success was being restrained by a burdensome cost structure, which combined with a reliance on severe weather events, created volatility in our results. With that in mind, over the last 18 months we have executed a strategy to reduce expenses while making targeted investments to return Crawford to top line growth.  While we have achieved a number of successes, this transformation will take time, as can be seen in our first quarter results. Our Garden City Group segment is experiencing soft market trends while managing the decline from two large projects. A stronger dollar proved to be a headwind, once again, to revenues in our International segment in the 2017 period; and our U.S. Services operating earnings were impacted by investments that we made to drive growth, including advertising to further expand Contractor Connection, as well as the operating results of WeGoLook.
“While we position Crawford to deliver revenue growth, we will also continue to aggressively manage our cost structure to drive margin expansion in this operating environment. To deliver this goal, we have implemented a cost reduction plan to remove at least $20.0 million in annualized costs from the business.  For the remainder of 2017, we expect the benefit to be at least $10.0 million and this is reflected in the guidance that we have reaffirmed today. In order to achieve these benefits, we will incur a restructuring charge of approximately $8.0 million in the 2017 second quarter.”
Mr. Agadi concluded, “Despite the headwinds evident in our results, there are a number of areas performing well in the Company and we are optimistic about the balance of the year. Importantly, we remain confident in our full year guidance which we are reaffirming today. Looking forward, our focus will be on strategic growth and leveraging our many global resources, while remaining vigilant on cost containment. My team and I are working diligently to transform Crawford for the future in order to deliver meaningful results for all stakeholders.”

Segment Results for the First Quarter
U.S. Services
U.S. Services revenues before reimbursements were $60.4 million in the first quarter of 2017, increasing 3% from $58.5 million in the first quarter of 2016. Operating earnings were $5.5 million in the 2017 first quarter, compared with $9.1 million in the first quarter of 2016, representing operating margins of 9% in the 2017 period and 15% in the 2016 period.
International
First quarter 2017 revenues before reimbursements for the International segment totaled $110.6 million, compared with $117.5 million in the 2016 first quarter. This decrease was primarily due to changes in foreign exchange rates which negatively impacted revenues by approximately 5%, or $6.0 million, in the 2017 period. International segment operating earnings were $9.3 million in the 2017 first quarter, compared with $7.0 million in the 2016 first quarter. The segment’s operating margin was 8% in the 2017 period compared with 6% in the 2016 period.
Broadspire
Broadspire segment revenues before reimbursements were $77.0 million in the 2017 first quarter, up slightly from $76.2 million in the 2016 first quarter. Broadspire recorded operating earnings of $7.1 million in the first quarter of 2017, representing an operating margin of 9%, compared with $8.7 million, or 11% of revenues, in the 2016 first quarter.

Garden City Group
Garden City Group revenues before reimbursements were $19.2 million in the first quarter of 2017, compared with $25.0 million in the same period of 2016. Operating losses were $(0.9) million in the 2017 first quarter compared with earnings of $1.5 million in the 2016 period. The segment’s operating margin for the 2017 quarter was (5)% as compared to 6% in the 2016 quarter.
Unallocated Corporate and Shared Costs, Net
Unallocated corporate costs were $2.7 million in the first quarter of 2017, compared with $4.6 million in the same period of 2016. The decreased costs for the first quarter of 2017 were due to decreases in defined benefit pension expense and self-insured expenses.
Restructuring and Special Charges
The Company recorded restructuring and special charges of $0.6 million and $2.4 million in the 2017 and 2016 first quarters, respectively. Restructuring costs of $0.6 million in the 2017 quarter were comprised of costs associated with the ongoing implementation of our Global Business Services Center and Global Technology Services Center (the “Centers”) and asset impairment charges.

Balance Sheet and Cash Flow
The Company’s consolidated cash and cash equivalents position as of March 31, 2017 totaled $68.8 million compared with $81.6 million at December 31, 2016.
The Company’s operations used $20.5 million of cash during the 2017 period, compared with $5.2 million in the 2016 period. The increase in cash used in operating activities in the first three months of 2017 compared with the first three months of 2016 was primarily due to increases in accounts receivable and working capital requirements.
2017 Guidance
Crawford & Company is reaffirming its guidance for 2017 as follows:

•	Consolidated revenues before reimbursements between $1.10 and $1.13 billion;

•
After expected restructuring and special charges, net income attributable to shareholders of Crawford & Company between $34.0 and $39.0 million, or $0.63 to $0.73 diluted earnings per CRD-A share, and $0.55 to $0.65 diluted earnings per CRD-B share;

•	Consolidated operating earnings between $90.0 and $100.0 million;

•	Consolidated adjusted EBITDA between $130.0 and $140.0 million;

•
Before expected restructuring and special charges, net income attributable to shareholders of Crawford & Company on a non-GAAP basis between $43.0 and $48.0 million, or $0.78 to $0.88 diluted earnings per CRD-A share, and $0.71 to $0.81 diluted earnings per CRD-B share.

The Company expects to incur restructuring and special charges in 2017 totaling approximately $13.0 million pretax. This is expected to be comprised of $3.0 million related to the Centers and $10.0 million related to other restructuring activities.
To a significant extent, Crawford’s business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

Conference Call
As previously announced, Crawford & Company will host a conference call today, May 8, 2017 at 4:30 p.m. Eastern Time to discuss its first quarter 2017 results. The conference call can be accessed live by dialing 1-800-374-2518 and using passcode 6372135. A presentation for today’s call can also be found on the investor relations portion of the Company’s website, http://www.crawfordandcompany.com. The call will be recorded and available for replay through June 8, 2017. You may dial 1-855-859-2056 to listen to the replay. The access code is 6372135.

Non-GAAP Presentation
In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.
Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker (“CODM”) to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, restructuring and special charges, income taxes, and net income or loss attributable to noncontrolling interests. The reconciliation of operating earnings to net income attributable to shareholders of the Company on a GAAP basis is presented below.
Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results and the Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of the Company with adjustments for depreciation and amortization, net corporate interest expense, income taxes, restructuring and special charges, and stock-based compensation expense.
Unallocated corporate and shared costs and credits include expenses and credits related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain unallocated professional fees, and certain self-insurance costs and recoveries that are not allocated to our individual operating segments. Restructuring and special charges are non-core items not directly related to our normal business or operations, or our future performance.

Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and vary significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors, affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.
Income taxes are calculated for the non-GAAP presentation of net income before restructuring and special charges based on statutory rates in effect in the various jurisdictions in which charges exist, and vary by jurisdiction.

Following is a reconciliation of segment and consolidated operating earnings (loss) to net income attributable to shareholders of Crawford & Company on a GAAP basis. The reconciliation of 2017 guidance is to the midpoint of the guidance range.

	Quarter ended		Full Year
(in thousands)	March 31, 2017	March 31, 2016	Guidance 2017
Operating earnings (loss):
U.S. Services	$5,542	$9,054
International	9,288	7,034
Broadspire	7,096	8,705
Garden City Group	(891)	1,495
Unallocated corporate and shared costs, net	(2,742)	(4,618)
Consolidated operating earnings	18,293	21,670	$95,000
(Deduct) add:
Net corporate interest expense	(2,036)	(2,768)	(11,000)
Stock option expense	(417)	(90)	(1,575)
Amortization expense	(2,777)	(2,459)	(11,700)
Restructuring and special charges	(605)	(2,417)	(13,165)
Income taxes	(4,835)	(5,307)	(20,960)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	41	1	(100)
Net income attributable to shareholders of Crawford & Company	$7,664	$8,630	$36,500

Following is a reconciliation of net income attributable to shareholders of Crawford & Company on a GAAP basis to adjusted EBITDA. The reconciliation of 2017 guidance is to the midpoint of the guidance range.

	Quarter ended		Full Year
(in thousands)	March 31, 2017	March 31, 2016	Guidance 2017
Net income attributable to shareholders of Crawford & Company	$7,664	$8,630	$36,500
Add:
Depreciation and amortization	10,180	10,294	47,375
Stock-based compensation	1,296	729	6,000
Net corporate interest expense	2,036	2,768	11,000
Restructuring and special charges	605	2,417	13,165
Income taxes	4,835	5,307	20,960
Adjusted EBITDA	$26,616	$30,145	$135,000

Following is information regarding the weighted average shares used in the computation of basic and diluted earnings per share.

	Quarter ended
(in thousands)	March 31, 2017	March 31, 2016
Weighted-Average Shares Used to Compute Basic Earnings Per Share:
Class A Common Stock	31,409	30,545
Class B Common Stock	24,690	24,690
Weighted-Average Shares Used to Compute Diluted Earnings Per Share:
Class A Common Stock	32,248	30,810
Class B Common Stock	24,690	24,690

Further information regarding the Company’s operating results and cash flows for the quarter ended March 31, 2017, and financial position as of March 31, 2017 is shown on the attached unaudited condensed consolidated financial statements.
About Crawford & Company
Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest publicly traded independent provider of claims management solutions to insurance companies and self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford Solution® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management; workers' compensation claims and medical management; and legal settlement administration.
The Company’s shares are traded on the NYSE under the symbols CRD-A and CRD-B. The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.
Earnings per share may be different between CRD-A and CRD-B due to the payment of a higher per share dividend on CRD-A than CRD-B, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.
FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC and available at www.sec.gov and in the Investor Relations section of Crawford & Company’s website at www.crawfordandcompany.com.

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended March 31,	2017	2016	% Change

Revenues:
Revenues Before Reimbursements	$267,267	$277,234	(4)%
Reimbursements	12,263	13,674	(10)%
Total Revenues	279,530	290,908	(4)%

Costs and Expenses:
Costs of Services Provided, Before Reimbursements	192,554	201,433	(4)%
Reimbursements	12,263	13,674	(10)%
Total Costs of Services	204,817	215,107	(5)%

Selling, General, and Administrative Expenses	59,992	56,797	6%
Corporate Interest Expense, Net	2,036	2,768	(26)%
Restructuring and Special Charges	605	2,417	(75)%
Total Costs and Expenses	267,450	277,089	(3)%

Other Income	378	117	223%

Income Before Income Taxes	12,458	13,936	(11)%
Provision for Income Taxes	4,835	5,307	(9)%

Net Income	7,623	8,629	(12)%

Net Loss Attributable to Noncontrolling Interests and Redeemable Noncontrolling interests	41	1	nm

Net Income Attributable to Shareholders of Crawford & Company	$7,664	$8,630	(11)%

Earnings Per Share - Basic:
Class A Common Stock	$0.15	$0.17	(12)%
Class B Common Stock	$0.13	$0.15	(13)%

Earnings Per Share - Diluted:
Class A Common Stock	$0.14	$0.16	(13)%
Class B Common Stock	$0.12	$0.14	(14)%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.07	—%
Class B Common Stock	$0.05	$0.05	—%

nm = not meaningful

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2017 and December 31, 2016
Unaudited
(In Thousands, Except Par Values)

	March 31,	December 31,
	2017	2016
ASSETS

Current Assets:
Cash and Cash Equivalents	$68,797	$81,569
Accounts Receivable, Net	164,073	153,566
Unbilled Revenues, at Estimated Billable Amounts	108,868	101,809
Income Taxes Receivable	3,782	3,781
Prepaid Expenses and Other Current Assets	24,158	24,006
Total Current Assets	369,678	364,731

Net Property and Equipment	27,236	29,605

Other Assets:
Goodwill	115,764	91,750
Intangible Assets Arising from Business Acquisitions, Net	103,864	86,931
Capitalized Software Costs, Net	82,233	80,960
Deferred Income Tax Assets	29,778	30,379
Other Noncurrent Assets	55,786	51,503
Total Other Assets	387,425	341,523

Total Assets	$784,339	$735,859

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-Term Borrowings	$6,037	$30
Accounts Payable	50,575	51,991
Accrued Compensation and Related Costs	60,370	74,466
Self-Insured Risks	13,622	14,771
Income Taxes Payable	6,673	3,527
Deferred Rent	11,697	12,142
Other Accrued Liabilities	31,943	34,922
Deferred Revenues	40,343	37,456
Current Installments of Capital Leases	648	982
Total Current Liabilities	221,908	230,287

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	237,273	187,002
Deferred Revenues	24,973	25,884
Accrued Pension Liabilities	100,371	105,175
Other Noncurrent Liabilities	25,433	28,247
Total Noncurrent Liabilities	388,050	346,308

Redeemable Noncontrolling Interests	7,187	—

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	31,527	31,296
Class B Common Stock, $1.00 Par Value	24,690	24,690
Additional Paid-in Capital	48,809	48,108
Retained Earnings	266,477	261,562
Accumulated Other Comprehensive Loss	(208,298)	(211,773)
Shareholders’ Investment Attributable to Shareholders of Crawford & Company	163,205	153,883
Noncontrolling Interests	3,989	5,381
Total Shareholders’ Investment	167,194	159,264

Total Liabilities and Shareholders’ Investment	$784,339	$735,859

CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Unaudited
(In Thousands, Except Percentages)

Three Months Ended March 31,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2017	2016	Change	2017	2016	Change	2017	2016	Change	2017	2016	Change

Revenues Before Reimbursements	$60,425	$58,504	3%	$110,641	$117,522	(6)%	$76,979	$76,200	1%	$19,222	$25,008	(23)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	38,096	35,446	7%	71,245	76,670	(7)%	43,423	41,622	4%	13,769	17,009	(19)%
% of Revenues Before Reimbursements	63%	61%		64%	65%		56%	55%		72%	68%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	16,787	14,004	20%	30,108	33,818	(11)%	26,460	25,873	2%	6,344	6,504	(2)%
% of Revenues Before Reimbursements	28%	24%		27%	29%		34%	34%		33%	26%

Total Operating Expenses	54,883	49,450	11%	101,353	110,488	(8)%	69,883	67,495	4%	20,113	23,513	(14)%

Operating Earnings (Loss) (1)	$5,542	$9,054	(39)%	$9,288	$7,034	32%	$7,096	$8,705	(18)%	$(891)	$1,495	(160)%
% of Revenues Before Reimbursements	9%	15%		8%	6%		9%	11%		(5)%	6%

NOTE: “Direct Compensation, Fringe Benefits & Non-Employee Labor” and “Expenses Other Than Direct Compensation, Fringe Benefits & Non-Employee Labor” components are not comparable across segments, but are comparable within each segment across periods.
(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, restructuring and special charges, and certain unallocated corporate and shared costs. See pages 4-6 for additional information about segment operating earnings.

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2017 and March 31, 2016
Unaudited
(In Thousands)

	2017	2016
Cash Flows From Operating Activities:
Net Income	$7,623	$8,629
Reconciliation of Net Income to Net Cash Used In Operating Activities:
Depreciation and Amortization	10,180	10,294
Stock-Based Compensation Costs	1,296	729
Loss (Gain) on Disposals of Property and Equipment, Net	82	(175)
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	(9,296)	2,969
Unbilled Revenues, Net	(5,729)	(10,887)
Accrued or Prepaid Income Taxes	2,866	51
Accounts Payable and Accrued Liabilities	(17,028)	(12,552)
Deferred Revenues	1,906	(2,417)
Accrued Retirement Costs	(10,445)	(4,074)
Prepaid Expenses and Other Operating Activities	(1,970)	2,281
Net Cash Used in Operating Activities	(20,515)	(5,152)

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(695)	(1,535)
Proceeds from Disposals of Property and Equipment	217	—
Capitalization of Computer Software Costs	(5,432)	(4,513)
Payments for Business Acquisitions, Net of Cash Acquired	(36,029)	—
Cash Paid for Equity Investments	(121)	(3,672)
Net Cash Used In Investing Activities	(42,060)	(9,720)

Cash Flows From Financing Activities:
Cash Dividends Paid	(3,441)	(3,373)
Payments Related to Shares Received for Withholding Taxes Under Stock-Based Compensation Plans	(436)	(4)
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	37	18
Increases in Short-Term and Revolving Credit Facility Borrowings	58,727	33,193
Payments on Short-Term and Revolving Credit Facility Borrowings	(5,386)	(34,006)
Payments on Capital Lease Obligations	(416)	(491)
Other Financing Activities	—	(1,286)
Net Cash Provided By (Used In) Financing Activities	49,085	(5,949)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	718	(1,619)
Decrease in Cash and Cash Equivalents	(12,772)	(22,440)
Cash and Cash Equivalents at Beginning of Year	81,569	76,066
Cash and Cash Equivalents at End of Period	$68,797	$53,626